Exhibit 10.35
Contract of Employment
The information contained in this document includes the requirement of a statement of the terms and conditions of your employment in accordance with the Employment Rights Act 1996.
This agreement is made on 17 July 2006 and is between

Name	Stephen Wood

and

Company	Willis Limited
The main terms and conditions of your employment are set out below. For further details of these and other matters including our Ethical Code, please refer to the Global Policy manual and the Associate Handbook. For the avoidance of doubt, the terms set out in this Contract of Employment take precedence over the Global Policy Manual and the Associate Handbook and offer letter. The contents of the Associate Handbook and Global Policy Manual do not form part of your Contract of Employment, but are indicative of Company Policy and Procedure. The Company reserves the right to vary these Policies and Procedures from time to time.

Date this Employment Begins:	To be agreed

Date Continuous Employment Begins:	To be agreed

Employment prior to this date with any previous employer does not count as part of your continuous employment with the Company. This date is not necessarily the date used to determine your entitlement to certain benefits.

Current Job Title:	Group Financial Controller

You may be transferred to any other job in the Group which in the reasonable opinion of the Company would be suitable, on terms and conditions no less favourable than those set out in this document.

Location:	Ten Trinity Square, London

You may be transferred to any other office in the Group. Your agreement to such a transfer will be sought unless in the reasonable opinion of the Company, the transfer does not necessitate you having to move home address.

Salary:	£140,000 per annum

Your salary will be paid monthly in arrears by direct transfer to your bank account. Your salary will be reviewed annually.

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Hours of Work:	Your normal hours of work are 35 hours per week, 09:30 — 17:30, Monday to Friday each week (but excluding public holidays) or as agreed locally by Management and/or local practice.

Unless otherwise agreed, these hours shall include one hour for lunch to be taken at a time agreed with your Manager or Director.

You will be expected to work such additional hours as necessary to meet the demands of the business. You may also be required to vary the pattern of your working hours as necessitated by changing commercial needs, if in the reasonable opinion of the Company it is practicable for you to comply. Any additional hours worked are subject to the provisions of the Working Time Regulations 1998 and any amendment(s) to the Regulations thereof.

Employment Obligations:	During your working hours you must devote the whole of your time, attention and ability to the business of the Company and at all times you must promote the interest and general welfare of the Group.

Whilst this Contract is in force you may not take any outside employment or engage in any business without prior written agreement of your Partners Group Member nor may your additional employment render your total working time in breach of the Working Time Regulations.

You are not permitted to engage in any activity, which might interfere with the performance of your duties or cause a conflict of interest.

Duty of Confidence:	During and after the termination of this Contract you must keep with inviolable secrecy and may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information entrusted to or discovered by you. This includes but is not limited to information concerning the Company’s business, operations, products, markets, trade secrets, technical know how, product formulations or techniques, names or lists of employees, Clients or Prospective Clients and their insurance or commercial affairs or any other matters pertaining to them and revealed to you in the course of your employment which has not come into the public domain. This duty applies without time limit.

For further guidance, the provisions concerning Confidential Information are set out in full in the Global Policy Manual.

Copyright, Inventions and Patents	You must promptly disclose to the Company all ideas, concepts, works, methods, discoveries, improvements, inventions or designs which you create or produce either alone or with others (except those created or produced wholly outside working hours which are totally unconnected with your employment) (“the Works”). All and any rights of whatever nature in each such Work shall belong absolutely to the Company and you shall hold the same in trust for the Company until such proprietary rights shall be fully and absolutely vested in the Company. The Company shall be entitled to make such modifications or adaptations to or from any of the Works as it shall in its absolute discretion determine.

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You hereby assign to the Company with full title guarantee by way of assignment all present and future copyright, database rights, design rights (whether registered or unregistered) and other proprietary rights (if any) and all rights of action for damages for infringement of such rights for the full term thereof and any renewals and extensions thereof throughout the world and you hereby waive in favour of the Company all moral rights conferred on you by chapter 4 of part 1 of the Copyright Designs and Patents Act 1988 in relation to any of the Works and at the request and expense of the Company you shall do all things and execute all documents necessary or desirable to substantiate the rights of the Company in the Works.

Other Obligations:	If you are in grade 9 or above, and/or personally deal with any Client or Prospective Client in the course of your duties, you shall not without the prior written consent of the Company for a period of 12 months after the termination of your employment, other than after the wrongful termination of your employment by the Company, whether on behalf of yourself or any other person, firm or company in competition with the Company or the Group, directly or indirectly:

(i)	solicit Business from, or

(ii)	seek to procure orders from; or

(iii)	transact or handle Business or otherwise deal with; or

(iv)	approach, canvass or entice away from the Group the Business of any Client of the Group with whom you have personally dealt in the course of your duties at any time during the 12 months prior to the. termination of your employment. The period of this restriction shall be reduced after the date your employment ends by a period equal in length to any period of lawful suspension from your duties or exclusion from any premises of the Company during any period of notice.

The restrictions set out in sub paragraphs (i) and (ii) above shall apply as if the references to the “Prospective Client” were substituted for references to the “Client”.

If you are in grade 9 or above, you shall not for a period of 6 months after the lawful termination of your employment directly or indirectly induce or seek to induce any employee of the Group with whom you have worked in the 12 months preceding the termination of your employment (excepting a clerical and secretarial employee) to leave its employment where the departure of that employee (whether alone or in conjunction with the departure of other employees who are members of a team in which you performed duties) would do material harm to the Group and where the departure is intended for the benefit of you or your new employer or any other organisation carrying on a business in competition with the Group.

Each of the above restrictions constitutes an entirely separate and distinct covenant and the invalidity or unenforceability of any such Covenant shall not affect the validity or enforceability of the remaining covenants.

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The details of all your obligations are contained in the Global Policy Manual and the Associate Handbook and the terms herein should be read in conjunction with those in the Global Policy Manual and Associate Handbook.

Pension Scheme:	You are entitled to membership of the Willis Stakeholder Pension Scheme. You will automatically be enrolled as a member of this scheme when you first become an employee unless you notify Willis in writing that you wish to opt-out of the scheme. If you wish to make personal contributions to the Scheme you must elect to do so. If you choose to opt out of the Scheme and then change your mind, you may have to provide evidence of good health before you can join.

Willis will hold certain personal data about you (see the section entitled ‘Data Protection’) including your name, address and date of birth and other information needed to assist in the smooth running of the scheme. In accordance with Willis’ requirements under the Data Protection Act 1998, this information will only be available to Willis and the provider of the scheme (currently Friends Provident plc), It will only be used by them to calculate and provide benefits and for the efficient running of the scheme.

Absence from Work:	Your entitlement to payments whilst you are absent from work, and the procedure that you should follow if you are unable to attend the office for any reason are contained in the Associate Handbook.

Medical Examination:	The Company reserves the right to require you at any time to submit yourself for examination by a doctor appointed by the Company at the Company’s expense.

Holidays:	Grades 1 - 8 inclusive	23 days per annum

	Grade 9 and above	25 days per annum

The holiday year runs from 1 January to 31 December. Holiday entitlement increases by 1 day for every year’s completed service at the previous 31 December up to a maximum of 25 days. Please refer to the Associate Handbook for your pro rata entitlement in year of joining and of leaving. Payment will be made for Public Holidays.

For part-time staff, holiday entitlement and entitlement to payment for Public Holidays, is pro-rata, as outlined in the Associate Handbook.

Employee Benefits:	The Details and eligibility rules of Employee Benefits to which you may be entitled are contained in the Associate Handbook.

Termination of Employment:	a)	You may terminate your employment by giving written notice as follows:

Grades 1 - 8 inclusive

	Up to 4 weeks continuous service	- 1 week

	Over 4 weeks continuous service	- 4 weeks

	Grades 9 - 11 inclusive	- 3 months

	Grades 12 and above	- 6 months

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b)	If your employment is terminated by the Company you will receive written notice as follows:

Grades 1 - 8 inclusive

Up to 4 weeks continuous service	- 1 week

Up to 4 years continuous service	- 4 weeks

From 5 to 12 years continuous service	- 1 week for each year of completed service

Over 12 years continuous service	- 12 weeks

Grades 9 - 11 inclusive	- 3 months

Grades 12 and above	- 6 months

c)	This agreement will automatically terminate on your 65th birthday. This does not affect your statutory rights under the Employment Equality (Age) Regulations 2006.

d)	The Company shall not be obliged to provide you with work at any time after the notice of termination is given by either party and the Company may in its absolute discretion take one or more of the following steps, in respect of all or part of the unexpired period of notice (provided that this shall not amount to more than 6 months if the notice period is longer):

i)	require you to comply with such conditions as the Company may specify in relation to attending or remaining away from the place of business of the Company;

ii)	Assign you to such other duties as the Company shall in its absolute discretion determine;

iii)	Withdraw any powers invested in you or suspend or vary any duties or responsibilities assigned to you.

e)	On termination of the Contract for whatever reason you must return to the Company all reports, documents, computer disks, working papers and any other information (in whatever form) received in the course of your employment. In addition all other Group property must be returned.

Company Procedures:	The Associate Handbook and the Global Policy Manual contain details of the Company Procedures affecting your terms and conditions of employment, including our Ethical Code, the Equal Opportunities Policy, Performance Improvement, Disciplinary, Appeals and Grievance procedures which should be read in conjunction with your Contract of Employment.

These documents are available in electronic format on the Company’s intranet site. It is your responsibility to familiarise yourself with these documents, and to note amendments of which you will be advised from time to time.

You are specifically advised that it is your responsibility to comply with the Company’s policies, rules and procedures, including those contained within the Willis Excellence Model and other compliance documents, as varied or supplemented by it from time to time. Failure to comply with the Company’s policies, rules and procedures will be a disciplinary

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offence and be dealt with in accordance with the Company’s disciplinary procedures.

Regulatory Requirements:	You are required to comply with all reasonable requests, instructions and regulations (whether statutory or otherwise) which apply to your employment from time to time including any relevant requirements of the FSA and/or any other relevant regulator. It is your responsibility to familiarise yourself with all such regulations and requirements as made available to you by the Company.

It is a condition of your employment that you demonstrate and maintain competence for the role you carry out, through the initial completion and passing of relevant modules of Insurance Essentials, and of any other training packages and tests introduced by the Company from time to time thereafter. In the event of you failing to maintain and demonstrate competence for your role the Company will follow the Performance Improvement Procedure.

Data Protection:	In order to meet statutory requirements, the Company, as your employer, is required to collect, process and retain information, which the Data Protection Act 1998 defines as sensitive personal data. By signing this Contract you are expressly agreeing to the Company collecting, processing and retaining the following information relating to:

a)	Ethnic origin — to ensure equality of opportunity;

b)	Physical or mental health or condition — as part of sickness records;

c)	Disabilities — to facilitate adaptations in the workplace; and

d)	Criminal convictions — to comply with the Rehabilitation of Offenders Act.

This information, which will be held securely by Human Resources and, where applicable, Occupational Health departments, is processed in accordance with the principles set out in the Data Protection Act. You have the right to inspect such information and, if necessary, require corrections to be made if the information held about you is inaccurate. Should you wish to inspect or amend any sensitive personal data held about you, then please contact Human Resources.

The Company has an integrated Global Payroll and HR database the server for which is located in the US. By accepting this contract you agree that the Company may input relevant personnel records into these databases, which will be transferred to the US for processing. The US does not have equivalent data protection law to that of the UK, however it is the Company’s policy to maintain the same rigorous standards with regard to the processing of data in the US as in the UK.

Collective Agreements:	There are no collective agreements in force that will affect your employment with the Group.
This Agreement or attachments to this agreement supersedes any existing or prior arrangements between you and the Company or any subsidiary or associated Company of Willis Limited. In the event of differing terms, this Contract of Employment will prevail.

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Definitions:
For the purposes of this contract the following definitions shall apply:
“Group” means the Company and any holding company or subsidiaries of the Company or any such holding company from time to time.
“Client” means any person, firm, company or other organisation who or which as at the date your employment terminates or at any time during the 12 months prior to that date:
i)	gives or is in the habit of giving instructions directly or through an Intermediary to the Company or any other company in the Group concerning the Business; or

ii)	is supplied or is in the habit of being supplied directly by the Company or any company in the Group or indirectly through an Intermediary with services relating to the Business; or

iii)	is an insured or reassured or an Intermediary having influence over the introduction or facilitation or securing of the Business with the Company or any other company in the Group.
“Business” means the business of a type carried on by the Company or by any other company in the Group at the date your employment terminates, including but not limited to the placing or broking of insurance or reinsurance world-wide and ancillary services, the provision of risk management or risk transfer advice or due diligence on mergers and acquisitions.
“Intermediary” means any person, firm or company by or through or with whom or which the Business is introduced and/or facilitated on behalf of an insured or reassured whether or not such intermediary derives any financial benefit from the arrangement.
“Prospective Client” means any person, firm, company or other organisation engaged in substantive negotiations (which have not yet finally been concluded) with the Company or with any other company in the Group in the 12 month period up to the date your employment terminates for the supply of services by the Company or any other company in the Group in relation to the Business.
“Global Policy Manual” means the Willis Group Holdings Limited Global Policy Manual.
Signed for and on behalf
of the Company:
9/8/06
I have read and understood the Terms and Conditions stated in the Contract of Employment document and I confirm my acceptance of them.
Signed:  /s/ Stephen Wood
Date:      20 July 2006

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31 January 2010

Telephone +44(0)1473 223000
Website www.willis.com
PRIVATE AND CONFIDENTIAL

Direct Line +44(0)1473 223984
Direct Fax +44(0)1473 223563
E-mail cheryl adams@willis.com
Stephen Wood
Group Finance
51 Lime Street
London
Our Ref: /jy
Dear Stephen
I am pleased to confirm that with effect from the 1st January 2010 your salary has been increased to £200,000 per annum. This amount will be reflected and backdated within the February payroll.
These changes to your terms and conditions of employment are subject to your acceptance of this addendum. This addendum dated 31 January 2010, must be attached to and form part of the Contract of Employment between yourself and Willis Limited.
All other terms and conditions remain the same.
Yours sincerely
Susan Gunn
Group Human Resources Director
FOR AND ON BEHALF OF WILLIS LIMITED

Willis Group Services Limited
Friars Street
Ipswich
Suffolk IP1 1TA

Registered office 51 Lime Street, London
EC3M 7DQ. Registered number 1451456
England and Wales.

3 February 2010

Telephone +44(0)1473 223000
Website www.Willis.com
PRIVATE AND CONFIDENTIAL

Direct Line +44(0) 1473 223984
Direct Fax +44(0) 1473 223563
E-mail.cheryl.adams@willis.com
Stephen Wood
Group Finance
51 Lime Street
London
Our Ref: /jy
Dear Stephen
I am pleased to confirm the following temporary changes to your terms and conditions of employment with effect from 01 February 2010.
1. Your job title will be Interim Chief Financial Officer.
2. You will report to Joe Plumeri for this period.
As advised these are temporary changes to reflect the additional duties you will undertake until a suitable CFO is appointed. At such a time we will write to you and you will revert to your previous terms of employment.
These changes to your terms and conditions of employment are subject to your acceptance of this addendum. Please sign both copies and return one to me, keeping the other for your own records. This addendum dated 3 February 2010, must be attached to and form part of the Contract of Employment between yourself and Willis Limited.
Please note that the changes will not be activated until your acceptance has been received.
All other terms and conditions remain the same.
Yours sincerely
FOR AND ON BEHALF OF WILLIS LIMITED
Susan Gunn
Group Human Resources Director

/s/ Stephen Wood	Dated: February 24, 2010

Willis Group Services Limited
Friars Street
Ipswich
Suffolk IP1 1TA

Registered office 51 Lime
Street, London EC3M 7DQ.
Registered number 1451456
England and Wales